Exhibit 10.3

JOINT VENTURE AGREEMENT

THE GRILLED CHEESE TRUCK, INC.

AND

THE SEAWOLF GROUP, LLC

This Joint Venture Agreement (this “Agreement”) is entered into and effective as of December 31, 2015 (the “Effective Date”) by and between The Grilled Cheese Truck, Inc., a Nevada corporation (“GCT”) and The Seawolf Group, LLC, a California limited liability company (“Seawolf”). GCT and Seawolf shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GCT and Seawolf desire to enter into a limited joint venture for the sole purpose of providing food and drink via a mobile truck, food and drink catering, autonomous commissary supply, and providing food and drink in all venues including but not limited to: amateur and professional sport facilities, all media and entertainment, hospitality events, public and private schools and educational facilities, malls including kiosks and food courts and all special events occurring at or in connection with the foregoing venues, only in Orange County and Los Angeles County, California (the “Business”);

WHEREAS, GCT has licensed to Seawolf certain intellectual property necessary for Seawolf to operate the Business pursuant to an Intellectual Property License Agreement of even date herewith (the “License Agreement”);

WHEREAS, the Parties have agreed to the contributions to be made by each to the joint venture and have also agreed upon the payment of expenses, delegation of responsibility and the distribution of profits and/or losses incurred in connection with the joint venture; and

WHEREAS, it is the desire of the Parties to define and set out their relationship in writing and the circumstances under which they are operating.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.            Joint Venture Entity. Within ten (10) calendar days of the Effective Date, the Parties agree to form a California limited liability company to operate the joint venture on the following terms:

A.           The name of the new entity will be:

GCT Lobos Operations, LLC (“GCTLO”).

B.           GCTLO will be a manager-managed limited liability company, with three (3) managers as follows:

i.           GCT;

ii.          Seawolf; and

iii.         a third manager to be designed by GCT.

C.           GCT will own seventy five percent (75%) of the membership interests of GCTLO.

D.           Seawolf will own twenty five percent (25%) of the ownership interests of GCTLO.

E.           GCTLO will enter into at-will employment agreements with Jasmine Wolf (“JWolf”) and DJ Wolf (“DJWolf”) in the form attached hereto as Exhibit A and Exhibit B (the “Employment Agreements”).

2.            Consideration Provided by GCT. Within five (5) business days of the formation of GCTLO, GCT will contribute to GCTLO all of the “Lobos” food trucks owned and/or operated by it and/or GCT Lobos, Inc., a Nevada corporation, its wholly-owned subsidiary (the “GCT Equipment Consideration”) as a capital contribution (and not a loan). The GCT Equipment Consideration shall be used as decided by the managers of GCTLO, in their sole discretion, in furtherance of the Business. GCT will make available to GCTLO, at no additional cost to GCTLO, the necessary staff for financial reporting and cash management of GCTLO and will be in charge of the accounting and cash flow functions of GCTLO.

3.            Consideration Provided by Seawolf. Within five (5) business days of the formation of GCTLO, Seawolf will contribute to GCTLO all of its rights and interest under the License Agreement. Seawolf will further make available to GCTLO, at no additional cost to GCTLO (not including the Employment Agreements), the necessary management and expertise to operate the Business.

4.            Distributions of Profits and Losses. During the Term of this Agreement, profits and losses of GCTLO will be distributed among the Parties as follows:

A.           GCT and Seawolf will share the profits and losses from GCTLO according to their respective ownership (i.e., 75/25).

B.           Notwithstanding the foregoing, GCT will be entitled to a quarterly distribution equal to at least eight percent (8%) of GCTLO sales.

C.           Further notwithstanding the foregoing, the Parties acknowledge that Seawolf has agreed to pay one-half (1/2) of its interest in the profits from GCTLO, up to Two Hundred Fifty Thousand Dollars ($250,000) per year, to GCT until the one-time license fee in the amount of One Million Dollars ($1,000,000) is repaid per the License Agreement.

5.            Representations and Warranties of GCT. GCT hereby represents and warrants as follows:

A.           GCT has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of GCT; and

B.           GCT is not, to the best of its knowledge, party to any lawsuits, judgment or liens of any kind that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

6.            Representations and Warranties of Seawolf. Seawolf hereby represents and warrants as follows:

A.           Seawolf has the full right, power and authority to enter into this Agreement and to carry out and consummate the transactions contemplated herein. This Agreement constitutes the legal, valid and binding obligation of Seawolf;

B.           Seawolf is not, to the best of its knowledge, party to any lawsuits, judgment or liens of any kind that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement; and no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

7.            Term. The joint venture created pursuant to this Agreement shall commence as of the Effective Date, and may be dissolved by either GCT or Seawolf at any time on ninety (90) days advance notice. In the event of dissolution, GCT will have the option to purchase Seawolf’s interest in GCTLO for a purchase price equal to a full valuation of GCTLO of two and a half (2.5) times the twelve (12) month trailing earnings before interest, taxes, depreciation and amortization (“EBITDA”). In the event that GCT elects not to purchase Seawolf’s interest as set forth above, GCTLO will be dissolved and the respective contributions of each Party returned to them without further consideration.

8.            Joint Venture Decisions. Other than as specifically set forth herein, all decisions regarding the operation of GCTLO will be made by the GCTLO managers.

9.            Liability of the Parties; Losses. During the existence of the joint venture, neither Party shall be liable for any obligations of the other Party created without the express approval of both Parties. The Parties shall bear the cost of all losses equally.

10.          Amendment and Waiver. Any term, provision, covenant, representation, warranty or condition of this Agreement may be waived, but only by a written instrument signed by both Parties. The failure or delay of any Party at any time or times to require performance of any provision hereof or to exercise its rights with respect to any provision hereof shall in no manner operate as a waiver of or affect such Party's right at a later time to enforce the same. No waiver by any Party of any condition, or of the breach of any term, provision, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of the breach of any other term, provision, covenant, representation or warranty. No modification or amendment of this Agreement shall be valid and binding unless it be in writing and signed by all Parties hereto.

11.          General Provisions.

A.           Entire Agreement. This Agreement contains the entire agreement between the Parties and supersedes any and all agreements, either oral or written, between the Parties hereto with respect to the joint venture. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be effective only if it is in writing and signed by both Parties. This Agreement may only be amended, modified or changed by an agreement in writing signed by both Parties. Each Party hereto shall make, execute, acknowledge and deliver such other instruments and documents, and take all such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and to consummate the transactions contemplated hereby.

B.           Expenses. Each Party hereto will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own accountants and counsel.

C.           Assignment. Neither of the Parties hereto may assign any of its rights or obligations under this Agreement to any other person, except for either Party may assign all its rights and obligations hereunder to any of its wholly-owned subsidiaries, without the other Party’s consent.

D.           Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

E.           Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California.

F.           Submission to Jurisdiction. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE COUNTY OF LOS ANGELES, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

G.           Notices. All notices and other communications which are required or permitted hereunder will be in writing and sufficient if delivered personally or sent by overnight express addressed as follows:

If to GCT:	The Grilled Cheese Truck, Inc.
Attn: President
151 North Nob Hill Road, Suite 321
Fort Lauderdale, FL 33324

with a copy to:	Clyde Snow & Sessions
Attn: Brian A. Lebrecht
201 South Main Street, Thirteenth Floor
Salt Lake City, UT 84111

If to Seawolf:	The Seawolf Group, LLC
Attn: President
4470 W. Sunset Blvd, Suite 480
Los Angeles, CA 90027

or at such other address as GCT or Seawolf may designate by ten (10) days advance written notice to the other Party hereto.

H.           Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or strike, sabotage, explosion or other similar or different contingencies, in each case, beyond the reasonable control of the respective Party.

I.           Counterparts. This contract may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one instrument.

J.           Confidentiality. Each Party shall insure that all confidential information which such Party or any of its respective officers, directors, employees, counsel, or agents may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the other Party, any affiliate of the other Party, or any customer or supplier of such other Party or any such affiliate shall not be published, disclosed, or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other Party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law, (b) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (c) to the extent such information shall have otherwise become publicly available.

K.          No Interpretation Against Drafter. This Agreement has been negotiated at arm’s length between parties sophisticated and knowledgeable in these types of matters. Accordingly, any normal rules of construction that would require a court to resolve matters of ambiguities against the drafting party is hereby waived and shall not apply in interpreting this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

“GCT”	“Seawolf”

The Grilled Cheese Truck, Inc.,	The Seawolf Group, LLC,
a Nevada corporation	a California limited liability company

/s/ Algie Hodges		/s/ Jasmine Wolf
By:	Algie Hodges	By:	Jasmine Wolf
Its:	Chief Executive Officer	Its:	Managing Member

/s/ Robert Lee
By:	Robert Lee
Its:	Chairman

Exhibit A

Jasmine Wolf Employment Agreement

Exhibit B

DJ Wolf Employment Agreement